EXHIBIT 5

                                                                       Exhibit 5

                               August 17, 1998

US LEC Corp.
212 South Tryon Street, Suite 1540
Charlotte, North Carolina 28281

      Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel to US LEC Corp., a Delaware corporation (the "Company" or "you") and have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about August 17, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 1,480,000 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Shares"), of which 180,000 shares are reserved for issuance pursuant to certain warrant agreements and 1,300,000 shares are reserved for issuance under the US LEC Corp. 1998 Omnibus Stock Plan. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

      In our opinion, the Shares, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, are or will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any subsequent amendment thereto.

                                Very truly yours,

                                    MOORE & VAN ALLEN, PLLC